Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Liz Harris
502-636-4474 (office)
Liz@kyderby.com

ARLINGTON PARK COMPLETES PURCHASE OF LEASED LAND

LOUISVILLE, Ky. (Dec. 3, 2009) – Churchill Downs Incorporated’s, (“CDI”), (NASDAQ: CHDN) wholly-owned subsidiary Arlington Park Racecourse, LLC (“Arlington Park”), has entered into an agreement to purchase approximately 66.8 acres of leased land which is currently part of Arlington Park’s racing facilities in Arlington Heights, Ill. from The Duchossois Group Inc. for a total purchase price of $27.5 million, as of Dec. 3, 2009.

As part of the merger of Arlington Park and CDI in September 2000, Arlington Park entered into a Lease and Option Purchase agreement (“option agreement”) with The Duchossois Group. Inc. regarding this property which is used in the conduct of Arlington Park’s racing operations. Arlington Park has leased this land from The Duchossois Group since the 2000 merger. This option agreement, which specifies the price and other terms of purchase, expires in September 2010 and CDI has determined that it would be in its best interest to exercise the purchase option at this time.

Richard L. Duchossois is the Chairman of The Duchossois Group, Inc., Craig J. Duchossois is the Chief Executive Officer and a director of The Duchossois Group, Inc. and Robert L. Fealy is the Executive Vice President and a director of The Duchossois Group, Inc.. Each of Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Fealy are directors and shareholders of CDI.

Pursuant to CDI’s written policies and procedures for identifying and approving, or ratifying, related-persons transactions, the purchase of this land was unanimously approved by the disinterested directors of CDI’s Board of Directors.

Churchill Downs Incorporated, (“CDI”), headquartered in Louisville, Ky., owns and operates four world renowned Thoroughbred racing facilities: Arlington Park in Illinois, Calder Casino and Race Course in Florida, Churchill Downs Racetrack in Kentucky and Fair Grounds Race Course in Louisiana. CDI operates slot and gaming operations in Louisiana and Florida. CDI tracks are host to North America’s most prestigious races, including the Arlington Million, the Kentucky Derby and the Kentucky Oaks, the Louisiana Derby and the Princess Rooney, along with hosting the Breeders’ Cup World Championships for a record seventh time on Nov. 5-6, 2010. CDI also owns off-track betting facilities, TwinSpires.com and other advance-deposit wagering channels, television production, telecommunications and racing service companies such as BRIS and a 50-percent interest in the national cable and satellite network, HorseRacing TV, which supports CDI’s network of simulcasting and racing operations. CDI’s Entertainment Group produces the HullabaLOU Music Festival at Churchill Downs Racetrack which premieres on July 23-25, 2010. CDI trades on the NASDAQ Global Select Market under the symbol CHDN and can be found at www.churchilldownsincorporated.com

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